EXHIBIT 21

BARNES GROUP INC.

CONSOLIDATED SUBSIDIARIES

as of December 31, 2004

Name	Jurisdiction of Incorporation
Associated Spring-Asia PTE. LTD.	Singapore
Associated Spring do Brasil Ltda.	Brazil
Associated Spring Mexico, S.A.	Mexico
Associated Spring (Tianjin) Company, Limited	China
AS Monterrey S. de R.L. de C.V.	Mexico
AS Troy, LLC	Delaware
Barnes Financing Delaware LLC	Delaware
Barnes Group (Bermuda) Limited	Bermuda
Barnes Group Canada Corp.	Canada
Barnes Group (Delaware) LLC	Delaware
Barnes Group France S.A.	France
Barnes Group Finance Company (Bermuda) Limited	Bermuda
Barnes Group Finance Company (Delaware)	Delaware
Barnes Group (Germany) GmbH	Germany
Barnes Group Holding B.V.	Netherlands
Barnes Group Spain SRL	Spain
Barnes Group Trading Ltd.	Bermuda
Barnes Group (U.K.) Limited	United Kingdom
Barnes Sweden Holding Company AB	Sweden
DE-STA-CO Mfg. Ltd.	Thailand
DE-STA-CO Mfg. Ltd. (U.K.)	United Kingdom
Euro Stock Springs & Components Limited	United Kingdom
Raymond Distribution (Ireland) Limited	Ireland
Raymond Distribution-Mexico, S.A. de C.V.	Mexico
Ressorts SPEC, SARL	France
Seeger-Orbis GmbH & Co. OHG	Germany
Spectrum Plastics Molding Resources, Inc.	Connecticut
Stromsholmen AB	Sweden
The Wallace Barnes Company	Connecticut
Windsor Airmotive Asia PTE. LTD.	Singapore
3031786 Nova Scotia Company	Canada
3032350 Nova Scotia Limited	Canada

The foregoing does not constitute a complete list of all subsidiaries of the registrant. The subsidiaries that have been omitted do not, if considered in the aggregate as a single subsidiary, constitute a “Significant Subsidiary” as defined by the Securities and Exchange Commission.